Exhibit (a)(5)(GG)

Nano Dimension Exposes Another Misleading News Release that Stratasys Board Distributes Unabashedly, Deceiving Shareholders and Public Quoting a Respectable Judge in a Totally Out-of-Context and Misguided Manner

As a Re-phrase on Professor Albert Einstein statement:
Two things are Infinite: The universe and the Incompetence and Deceptiveness of Stratasys’s Board of directors.
And I'm not sure about the first one.

VOTE AGAINST THEM!

To Learn More about Nano’s Vision for Stratasys and Details of Its Special Tender Offer for Stratasys Shares, visit www.StratasysValueNow.com

Waltham, Mass., July 19, 2023 (GLOBE NEWSWIRE) --  Nano Dimension Ltd. (Nasdaq: NNDM, “Nano Dimension”, “Nano” or the “Company”), a leading supplier of Additively Manufactured Electronics (“AME”) and multi-dimensional polymer, metal & ceramic Additive Manufacturing (“AM”) 3D printers, which owns approximately 14.1% of Stratasys’ (Nasdaq: SSYS) (“Stratasys”), exposes another misleading news release that the Stratasys board distributes unabashedly, deceiving shareholders and public, this time by quoting a respectable judge in a totally the out-of-context and wrong manner.

Remember – this exaggeration happened before, as a judge in USA has stated: …under Stratasys’ former Chief Executive Officer David Reis, Stratasys used “...hyperbole and exaggeration… mere puffery…vague and such obvious hyperbole… Stratasys’s statements…are vague and unreliable”1

This history of misleading disclosures raises serious questions about Stratasys’ present statements: The same executives accountable for misleading their shareholders are still directors at the helm.

Direct quotes from the Israeli District Court Judge, interim document, from July 18th, 2023, translated to English:

“…. I emphasize that my position here… is without fixing rivets and when my opinion is not fixed one way or the other in a way that should be cast on the final decision in the claims...[which will occur only]… after re-reading all the pleadings, the opinions, the evidence and the summaries of the parties

Anything I have said above is in generalities, and is disconnected from the rights plan that is in the proceeding in front of me… Does the Israeli Law needs poison pill”? This is a question that needs scrutiny, including, by the way, an analysis of its purpose, and checking other alternatives that the law proposes...

[1]	https://www.3ders.org/articles/20170726-stratasys-cleared-of-fraud-charges-over-comments-about-makerbot-replicator-3d-printers.html

I am aware of the fact that he plaintiff [Nano Dimension] attacks in other ways the legality of the rights plan and I do not express my opinion on this matter at this stage…

…I would also like to clarify... at this stage:

●	that a court will be naturally suspicious of a company's board of directors of a company without a controlling shareholder [STRATASYS].

●	which opposes a 'hostile' takeover bid and wants to instill a share rights plan of the “poison pill" type. In a situation like this, it seems that the …

●	burden of persuasion and is on the board of directors to prove that it is acting for the best interests of the shareholders and for the best interestss of the company.

●	The court’s examination will be checking what the information was before the board of directors, whether it acted to obtain all the necessary information, consult with experts in the field, exercise proper business judgment.

●	…when the best interests of the shareholders and the best interests of the company before his eyes, and in that order.

●	It seems that the tendency will be to examine not only the due process of making the decision.

●	The starting point is "suspicion" towards the board of directors that is “holding to its entrenched horns” of the company’s management,

●	…after it was granted "belligerent" authority in the form of the ability to activate a poison pill. Hence, I think that tests from the domains of good faith and fiduaciary duties should be used in …

●	…examining a decision of the board of directors and its motives should scrutinize, testing if it has acted in the best interest of the shareholders and the company and in this order, in rejecting the tender offer proposal and activating the poison pill…”

Bottom line:

Stratasys Shareholders, unfortunately it seems that one cannot rely on the accuracy and reliability of news releases and announcements and presentations which are written and published by your Board and management.

VOTE AGAINST THEM!

LEARN MORE ABOUT NANO DIMENSION, ITS STRATEGY AND VISION,
INCLUDING ITS SPECIAL TENDER OFFER FOR STRATASYS AT www.stratasysvaluenow.com

FOR INFORMATION ON HOW TO TENDER STRATASYS SHARES, CALL GEORGESON, THE INFORMATION AGENT FOR THE SPECIAL TENDER OFFER, TOLL-FREE AT
(877) 668-1646

Important Information About the Special Tender Offer

This press release is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any ordinary shares of Stratasys or any other securities, nor is it a substitute for the tender offer materials described herein. A tender offer statement on Schedule TO, including an offer to purchase, a related letter of transmittal and other tender offer documents, was filed with the SEC by Nano Dimension on May 25, 2023, as subsequently amended and supplemented. Stratasys filed with the SEC a solicitation/recommendation statement on Schedule 14D-9, as required by the tender offer rules, on May 30, 2023, as subsequently amended.

INVESTORS AND SECURITY HOLDERS ARE URGED TO CAREFULLY READ BOTH THE TENDER OFFER MATERIALS (INCLUDING THE OFFER TO PURCHASE, RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 REGARDING THE OFFER, AS THEY MAY BE AMENDED FROM TIME TO TIME, BECAUSE THEY CONTAIN AND WILL CONTAIN IMPORTANT INFORMATION THAT INVESTORS AND SECURITY HOLDERS SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SECURITIES.

Investors and security holders may obtain a free copy of the offer to purchase, the related letter of transmittal, certain other tender offer documents and the solicitation/recommendation Statement and other documents filed with the SEC at the website maintained by the SEC at www.sec.gov or by directing such requests to Georgeson LLC, the information agent for the tender offer, named in the tender offer statement. In addition, Stratasys files annual reports, interim financial statements and other information, and Nano Dimension files annual reports, interim financial statements and other information with the SEC, which are available to the public at the SEC’s website at www.sec.gov. Copies of the documents filed with the SEC by Stratasys may be obtained at no charge on the investor relations page of Stratasys’ website at www.stratasys.com. Copies of the documents filed with the SEC by Nano Dimension may be obtained at no charge on the investor relations page of Nano Dimension’s website at www.nano-di.com.

About Nano Dimension

Nano Dimension’s (Nasdaq: NNDM) vision is to transform existing electronics and mechanical manufacturing into Industry 4.0 environmentally friendly & economically efficient precision additive electronics and manufacturing – by delivering solutions that convert digital designs to electronic or mechanical devices - on demand, anytime, anywhere.

Nano Dimension’s strategy is driven by the application of deep learning-based AI to drive improvements in manufacturing capabilities by using self-learning & self-improving systems, along with the management of a distributed manufacturing network via the cloud.

Nano Dimension serves over 2,000 customers across vertical target markets such as aerospace & defense, advanced automotive, high-tech industrial, specialty medical technology, R&D and academia. The company designs and makes Additive Electronics and Additive Manufacturing 3D printing machines and consumable materials. Additive Electronics are manufacturing machines that enable the design and development of High-Performance-Electronic-Devices (Hi-PED®s). Additive Manufacturing includes manufacturing solutions for production of metal, ceramic, and specialty polymers-based applications - from millimeters to several centimeters in size with micron precision.

Through the integration of its portfolio of products, Nano Dimension is offering the advantages of rapid prototyping, high-mix-low-volume production, IP security, minimal environmental footprint, and design-for-manufacturing capabilities, which is all unleashed with the limitless possibilities of additive manufacturing.

For more information, please visit www.nano-di.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and other Federal securities laws. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” and similar expressions or variations of such words are intended to identify forward-looking statements. For example, Nano Dimension is using forward-looking statements in this press release when it discusses its intention to replace the current Board of Directors of Stratasys with its own nominees and its plans for Stratasys director compensation. Because such statements deal with future events and are based on Nano Dimension’s current expectations, they are subject to various risks and uncertainties. Actual results, performance, or achievements of Nano Dimension could differ materially from those described in or implied by the statements in this press release. The forward-looking statements contained or implied in this press release are subject to other risks and uncertainties, including those discussed under the heading “Risk Factors” in Nano Dimension’s annual report on Form 20-F filed with the Securities and Exchange Commission (“SEC”) on March 30, 2023, and in any subsequent filings with the SEC. Except as otherwise required by law, Nano Dimension undertakes no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. References and links to websites have been provided as a convenience, and the information contained on such websites is not incorporated by reference into this press release. Nano Dimension is not responsible for the contents of third-party websites.

NANO DIMENSION INVESTOR RELATIONS CONTACT

Investor Relations | ir@nano-di.com

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